EXHIBIT 23.1

CONSENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated April 30, 2009 with respect to the statements of net assets in liquidation of REMEC Inc. (the “Company”), as of January 31, 2009 and 2008, and the related statements of changes in net assets in liquidation for the years then ended :

(1)	Registration Statement (Form S-3 No.’s 333-31428, 333-45595, and 333-45357) of REMEC, Inc.,

(2)	Registration Statement (Form S-4 No.’s 333-90882, 333-74085, 333-27023 and 333-05343) of REMEC, Inc., and

(3)	Registration Statement (Form S-8 No.’s 333-37191, 333-16687) pertaining to the Equity Incentive Plan and 1996 Nonemployee Directors Stock Option Plan.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

April 30, 2009